Exhibit 99.2

Bridgetown Holdings Limited Completes $550 Million Initial Public Offering

Hong Kong, October 20, 2020 – Bridgetown Holdings Limited (the “Company”) today announced the closing of its initial public offering of 55,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $550,000,000.

Bridgetown Holdings Limited is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on a target with operations or prospective operations in the technology, financial services, or media sectors in Southeast Asia. The Company is led by Chief Executive Officer and Chief Financial Officer, Daniel Wong, and Chairman, Matt Danzeisen.

UBS Securities LLC and BTIG, LLC acted as joint-book running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 8,250,000 units at the initial public offering price to cover over-allotments, if any.

The Company’s units began trading on The Nasdaq Capital Market (the “Nasdaq”) on October 16, 2020 under the ticker symbol “BTWNU”. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BTWN” and “BTWNW,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 15, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, or by telephone at (888) 827-7275, or by e-mail at olprospectusrequest@ubs.com; or BTIG, LLC, 65 East 55th Street, New York, NY 10022, or by e-mail at equitycapitalmarkets@btig.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Karin Wong

+852-9755-6265

Karin.Wong@pcg-group.com